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Joseph J. Euteneuer Joins Sprint Nextel as Chief Financial Officer

OVERLAND PARK, Kan. – April 4, 2011 – Sprint Nextel (NYSE: S) today announced that Joseph J. Euteneuer, 55, has officially joined Sprint as its chief financial officer, succeeding Bob Brust, who is retiring.

Sprint announced in late 2010 that it had reached an agreement with Euteneuer, who was then serving as executive vice president, chief financial officer for Qwest Communications International Inc., to join the company following the completion of the merger between Qwest and CenturyLink Inc. On April 1, 2011, CenturyLink announced the closure of its merger with Qwest.

Before serving as Qwest’s CFO, Euteneuer served as executive vice president and chief financial officer of XM Satellite Radio Holdings Inc., a satellite radio provider, from 2002 until September 2008 after it merged with SIRIUS Satellite Radio, Inc. Before joining XM, Euteneuer held various management positions at Comcast Corporation and its subsidiary, Broadnet Europe. A native of Chicago, Euteneuer holds a bachelor’s degree in accounting from Arizona State University, and he is a certified public accountant.

Euteneuer will be based in Overland Park, Kan., the location of Sprint’s corporate headquarters.

About Sprint Nextel
Sprint Nextel offers a comprehensive range of wireless and wireline communications services bringing the freedom of mobility to consumers, businesses and government users. Sprint Nextel served more than 49.9 million customers at the end of 2010 and is widely recognized for developing, engineering and deploying innovative technologies, including the first wireless 4G service from a national carrier in the United States; offering industry-leading mobile data services, leading prepaid brands including Virgin Mobile USA, Boost Mobile, and Assurance WirelessSM; instant national and international push-to-talk capabilities; and a global Tier 1 Internet backbone. Newsweek ranked Sprint No. 6 in its 2010 Green Rankings, listing it as one of the nation’s greenest companies, the highest of any telecommunications company. You can learn more and visit Sprint at www.sprint.com or www.facebook.com/sprint and www.twitter.com/sprint.